FORM OF CONTRACT SCHEDULE

INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION PLAN

Maintenance Fee:

              The annual Maintenance Fee is $25. If the Contract's Current Value is $10,000 or greater on the date the Maintenance Fee is to be deducted, the Maintenance Fee will be $0.

Surrender Fee:

              For each surrender, the Surrender Fee will be determined according to the number of completed Contract Years between the date the first Net Purchase Payment is applied to the Aetna predecessor contract and the date of surrender. The Surrender Fee will be determined as follows:

                Completed Contract Years                           Surrender Fee
                     Less than 1 year                                    3%
                     1 or more but less than 2                           2%
                     2 or more but less than 3                           1%
                     3 or more                                           0%

              No Surrender Fee is deducted from any portion of the Current Value which is paid:

                (a) At the death of the Annuitant before Annuity payments start;

                (b)     As a premium for an Annuity under this Contract;

                (c) For a full surrender where the Current Value is equal to $2,500 or less and no surrenders have been taken from the Contract within the prior 12 months;

                (d)     Due to an election of a Distribution Option; or

                (e) In an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year to a Contract Holder who is at least age 59 1/2. The Current Value is calculated as of the date the partial surrender request is received in Good Order at Aetna's Home Office. When a Distribution Option is elected, this provision includes any amounts paid under that election. This provision does not apply to full surrender requests.

Charges to Separate Account:

              A daily charge is deducted from any portion of the Current Value allocated to the Separate Account. The deduction is the daily equivalent of an annual percentage that will not exceed 1.50%. Current Separate Account charges are 1.25% for the Annuity mortality risk, the expense risk and the administrative charge. Charges are subject to change annually, except for amounts which have been used to purchase an Annuity. The daily charge does not include investment advisory fees and other expenses charged by a Fund investment manager. These fees are disclosed in the applicable Fund Prospectus.

              Aetna will notify the Contract Holder of any change on Separate Account charges.

              Aetna will reduce the Separate Account charge by:

                (a) 0.10% if ten years have elapsed since the initial Purchase Payment has been made to this Contract and an Annuity Option has not been elected; or

                (b) 0.10% if the Current Value in the Contract is greater than $250,000 on the day of the initial Purchase Payment or on each subsequent anniversary.

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Table of Minimum Values - Fixed Account:

              The values in the below Table only apply to annual Purchase Payments of exactly $1,000 credited to the Fixed Account. Values would be different for other Purchase Payment amounts, if partial surrenders are made, or if Aetna adds interest at a rate greater than the Guaranteed Interest Rate - Fixed Account (see 3.02).

              The Surrender Value assumes that a Purchase Payment of exactly $1,000 is credited to the Fixed Account at the 3% Guaranteed Interest Rate at the beginning of each Contract Year. The Maintenance Fee and applicable Surrender Fee are deducted.

                      Table of Minimum Fixed Account Values
                       Per $1,000 of Net Purchase Payments
                         Allocated to the Fixed Account

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                End               Minimum              Minimum               End               Minimum              Minimum
                of                Current             Surrender               of               Current             Surrender
               Year                Value                Value                Year               Value                Value
        --------------------------------------------------------------------------------------------------------------------------
                 1                      $ 1,005                $ 945          16                    $ 20,480             $ 20,480
                 2                        2,040                1,938          17                      22,124               22,124
                 3                        3,106                2,982          18                      23,818               23,818
                 4                        4,205                4,078          19                      25,563               25,563
                 5                        5,336                5,229          20                      27,360               27,360
                 6                        6,501                6,436
                 7                        7,701                7,701          25                      37,186               37,186
                 8                        8,937                8,937
                 9                       10,235               10,235          30                      48,577               48,577
                10                       11,572               11,572
                11                       12,949               12,949          35                      61,782               61,782
                12                       14,368               14,368
                13                       15,829               15,829          40                      77,091               77,091
                14                       17,333               17,333
                15                       18,883               18,883          45                      94,838               94,838

                                                                              50                     115,411              115,411
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